Exhibit 99.1

PRESS RELEASE

Prothena Reports First Quarter 2024 Financial Results and Business Highlights

•Net cash used in operating and investing activities was $73.2 million in the first quarter of 2024; quarter-end cash and restricted cash position was $548.7 million
•Advanced potential best-in-class Alzheimer’s disease portfolio: initial data supportive of ongoing Phase 1 clinical trial for PRX012, an anti-amyloid beta antibody; received FDA clearance for IND application and Fast Track designation for PRX123, a dual amyloid beta/tau vaccine; Phase 2 clinical trial initiated in patients with early Alzheimer’s disease for BMS-986446 (formerly PRX005) by partner Bristol Myers Squibb
•Strengthened leadership position in the amyloidosis community with ongoing enrollment of the confirmatory Phase 3 AFFIRM-AL clinical trial of birtamimab in patients with Mayo Stage IV AL amyloidosis; published birtamimab mechanism of action and pharmacological characteristics in Leukemia & Lymphoma in April 2024
•Daniel G. Welch appointed to Prothena Board of Directors as an independent director and Chair Designate
DUBLIN, Ireland, May 8, 2024 -- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today reported financial results for the first quarter of 2024 and provided business highlights.

“We continued to meaningfully advance our wholly-owned and partnered programs across our protein dysregulation portfolio, highlighted by our ongoing clinical programs, as we continue to move closer to becoming a fully integrated commercial company. We look forward to multiple upcoming clinical milestones and program updates over the next 15 months from our wholly-owned programs, including topline data from the confirmatory Phase 3 AFFIRM-AL clinical trial for birtamimab, Phase 1 data on PRX012, and an update on timing of the Phase 1 program for PRX123,” said Gene Kinney, Ph.D., President and Chief Executive Officer, Prothena. “Our partnership with Bristol Myers Squibb achieved an important milestone in 2024, as BMS-986446, an anti-tau monoclonal antibody, began recruiting patients with early Alzheimer’s disease into a Phase 2 clinical trial. Partner Roche presented important four-year data at AD/PD 2024 from the Phase 2 PASADENA open label extension trial of prasinezumab which impressively continues to show reduced motor and functional progression compared to real-world data from the Michael J. Fox Foundation. In addition, we expect topline readouts from our partners Roche, with Phase 2b PADOVA data on prasinezumab expected in the second half of 2024, and Novo Nordisk, with Phase 2 data on NNC6019 expected in the first half of 2025.”

First Quarter, Recent Business Highlights and Upcoming Milestones

Alzheimer’s Disease

PRX012, a wholly-owned potential best-in-class, next-generation antibody delivered subcutaneously for the treatment of Alzheimer’s disease that targets a key epitope at the N-terminus of amyloid beta (Aβ) with high binding potency. The U.S. Food and Drug Administration (FDA) has granted Fast Track designation for PRX012 for the treatment of Alzheimer’s disease.
•Initial Phase 1 single ascending dose (SAD) and multiple ascending dose (MAD) data supports once-monthly subcutaneous administration and ongoing evaluation in MAD cohorts
•Phase 1 clinical trial continues as planned and expect to update in 2024

(BMS-986446 (formerly PRX005), a potential best-in-class antibody for the treatment of Alzheimer’s disease that specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in the causal pathophysiology of Alzheimer’s disease. BMS-986446 is part of a Global Neuroscience Research and Development Collaboration with Bristol Myers Squibb.
•Bristol Myers Squibb has initiated a Phase 2 clinical trial in approximately 475 patients with early Alzheimer’s disease for BMS-986446 (NCT06268886)
•Bristol Myers Squibb is responsible for all development, manufacturing, and commercialization of BMS-986446

PRX123, a wholly-owned potential first-in-class dual Aβ/tau vaccine designed for the treatment and prevention of Alzheimer’s disease, is a dual-target vaccine targeting key epitopes within the N-terminus of Aβ and MTBR-tau designed to promote amyloid clearance and block the transmission of pathogenic tau. The FDA cleared the investigational new drug (IND) application and granted Fast Track designation for PRX123 for the treatment of Alzheimer’s disease.
•Phase 1 timeline update expected in 2024

Parkinson’s Disease

Prasinezumab, a potential first-in-class antibody for the treatment of Parkinson’s disease that is designed to target key epitopes within the C-terminus of alpha-synuclein, and is the focus of a worldwide collaboration with Roche
•Data from partner Roche from Phase 2 PASADENA clinical trial presented at AD/PD 2024 showed patients with early Parkinson’s disease taking prasinezumab after four years continued to show reduced motor and functional progression compared to real-world data
•Data from partner Roche on motor progression in four pre-specified subpopulations from the Phase 2 PASADENA clinical trial published in Nature Medicine
•Topline results from Phase 2b PADOVA clinical trial in patients with early Parkinson’s disease, which has completed enrollment, expected in 2H 2024 (NCT04777331)

Neurodegenerative Diseases

PRX019, a potential treatment of neurodegenerative diseases with an undisclosed target, is part of a Global Neuroscience Research and Development Collaboration with Bristol Myers Squibb.
•Phase 1 clinical trial timeline update expected in 2024

Rare Peripheral Amyloid Diseases Portfolio

AL Amyloidosis

Birtamimab, a wholly-owned potential best-in-class anti-amyloid antibody for the treatment of AL amyloidosis designed to directly neutralize soluble toxic light chain aggregates and promote clearance of amyloid that causes organ dysfunction and failure. Among patients with AL amyloidosis, a rare, progressive, and fatal disease, newly diagnosed individuals with advanced disease (e.g., Mayo Stage IV) are at the highest risk for early death. Birtamimab has been granted Fast Track designation by the FDA for the treatment of patients with Mayo Stage IV AL amyloidosis to reduce the risk of mortality and has been granted Orphan Drug Designation by both the FDA and European Medicines Agency. A significant survival benefit was observed in the post hoc analysis of birtamimab-treated patients categorized as Mayo Stage IV at baseline in the previous Phase 3 VITAL clinical trial (Blood 2023).
•Birtamimab mechanism of action and pharmacological characteristics published in Leukemia & Lymphoma in April 2024
•The ongoing confirmatory Phase 3 AFFIRM-AL clinical trial in patients with Mayo Stage IV AL amyloidosis is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA with a primary endpoint of all-cause mortality (time-to-event) at a significance level of 0.10
•Topline results from confirmatory AFFIRM-AL Phase 3 clinical trial expected between 4Q 2024 and 2Q 2025 (NCT04973137)

ATTR Amyloidosis

NNC6019 (formerly PRX004), a potential first-in-class amyloid depleter antibody for the treatment of ATTR cardiomyopathy designed to deplete the pathogenic, non-native forms of the transthyretin (TTR) protein and is being developed by Novo Nordisk as part of their up to $1.2 billion acquisition of Prothena’s ATTR amyloidosis business and pipeline
•Ongoing Phase 2 clinical trial in patients with ATTR cardiomyopathy is being conducted by Novo Nordisk
•The Phase 2 clinical trial has completed enrollment with topline data expected in 1H 2025 (NCT05442047)

Corporate Highlights

•Following a comprehensive search process in connection with Prothena’s regular Board of Directors succession planning, the Company appointed Daniel G. Welch to the Board of Directors as an independent director and Chair Designate
•Prothena announced the appointment of David Ford to a newly created position of Chief People Officer in March 2024. In this role, Mr. Ford is responsible for people, culture, and human resources strategy to drive the company’s vision and overall growth strategy

First Quarter of 2024 Financial Results
For the first quarter of 2024, Prothena reported a net loss of $72.2 million, as compared to a net loss of $46.9 million for the first quarter of 2023, respectively. Net loss per share was $1.34 for the first quarter of 2024, as compared to net loss per share of $0.89 for the first quarter of 2023, respectively.
Prothena reported total revenue of $0.1 million for the first quarter of 2024, as compared to total revenue of $2.2 million for the first quarter of 2023. Total revenue for the first quarter of 2024 was from license fees recognized under a License Agreement with F. Hoffmann-La Roche Ltd. and total revenue for the first quarter of 2023 was primarily from collaboration revenue from Bristol Myers Squibb.

Research and development (R&D) expenses totaled $64.1 million for the first quarter of 2024, as compared to $44.8 million for the first quarter of 2023. The increase in R&D expenses for the first quarter of 2024 compared to the same period in the prior year was primarily due to higher clinical trial expenses, higher personnel related expenses and higher manufacturing expenses. R&D expenses included non-cash share-based compensation expense of $5.5 million for the first quarter of 2024, as compared to $4.4 million for the first quarter of 2023.
General and administrative (G&A) expenses totaled $17.5 million for the first quarter of 2024, as compared to $13.7 million for the first quarter of 2023. The increase in G&A expenses for the first quarter of 2024 compared to the same period in the prior year was primarily related to higher personnel related and consulting expenses. G&A expenses included non-cash share-based compensation expense of $6.9 million for the first quarter of 2024, as compared to $4.4 million for the first quarter of 2023.
Total non-cash share-based compensation expense was $12.4 million for the first quarter of 2024, as compared to $8.8 million for the first quarter of 2023.

As of March 31, 2024, Prothena had $548.7 million in cash, cash equivalents and restricted cash, and no debt.
As of May 1, 2024, Prothena had approximately 53.8 million ordinary shares outstanding.

2024 Financial Guidance

The Company continues to expect the full year 2024 net cash used in operating and investing activities to be $208 to $225 million and expects to end the year with approximately $405 million in cash, cash equivalents and restricted cash (midpoint). The estimated full year 2024 net cash used in operating and investing activities is primarily driven by an estimated net loss of $229 to $255 million, which includes an estimated $51 million of non-cash share-based compensation expense.

About Prothena
Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including AL amyloidosis, ATTR amyloidosis, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on Twitter @ProthenaCorp.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of a broad pipeline and completion of our ongoing clinical trials; the continued advancement of our discovery, preclinical, and clinical pipeline, and expected milestones in 2024, 2025, and beyond; the treatment potential, designs, proposed mechanisms of action, and potential administration of PRX012, BMS-986446/PRX005, PRX123, prasinezumab, PRX019, birtamimab, and NNC6019/PRX004; plans for ongoing and future clinical trials of PRX012, BMS-986446/PRX005, PRX123, prasinezumab, PRX019, birtamimab, and NNC6019/PRX004; the expected timing of reporting data from clinical trials, including any updates regarding our ongoing Phase 1 clinical trial evaluating PRX012 in 2024 and topline study results for our Phase 3 AFFIRM-AL clinical trial between 4Q 2024 and 2Q 2025; our anticipated net cash used from operating and investing activities for 2024 and expected cash balance at the end of 2024; and our estimated net loss and non-cash share-based compensation expense for 2024. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to uncertainties related to the completion of operational and financial closing procedures, audit adjustments and other developments that may arise that would require adjustments to the preliminary financial results included in this press release, as well as those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 8, 2024, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended March 31,
	2024	2023
Collaboration revenue	$—	$2,119
Revenue from license and intellectual property	50	50
Total revenue	50	2,169
Operating expenses:
Research and development	64,114	44,756
General and administrative	17,464	13,738
Total operating expenses	81,578	58,494
Loss from operations	(81,528)	(56,325)
Total other income, net	7,088	6,549
Loss before income taxes	(74,440)	(49,776)
Benefit from income taxes	(2,201)	(2,912)
Net loss	$(72,239)	$(46,864)
Basic net income (loss) per ordinary share	$(1.34)	$(0.89)
Diluted net income (loss) per ordinary share	$(1.34)	$(0.89)
Shares used to compute basic net income (loss) per share	53,714	52,501
Shares used to compute diluted net income (loss) per share	53,714	52,501

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	March 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$546,512	$618,830
Restricted cash, current	1,352	1,352
Prepaid expenses and other current assets	18,004	19,100
Total current assets	565,868	639,282
Property and equipment, net	3,672	3,836
Operating lease right-of-use assets	12,510	12,162
Restricted cash, non-current	860	860
Other non-current assets	40,284	40,242
Total non-current assets	57,326	57,100
Total assets	$623,194	$696,382
Liabilities and Shareholders’ Equity
Accrued research and development	17,340	14,724
Lease liability, current	2,372	1,114
Other current liabilities	23,554	41,053
Total current liabilities	43,266	56,891
Deferred revenue, non-current	67,405	67,405
Lease liability, non-current	10,124	10,721
Total non-current liabilities	77,529	78,126
Total liabilities	120,795	135,017
Total shareholders’ equity	502,399	561,365
Total liabilities and shareholders’ equity	$623,194	$696,382

Contacts:

Investors
Mark Johnson, CFA, Vice President, Investor Relations
650-417-1974, mark.johnson@prothena.com

Media
Michael Bachner, Senior Director, Corporate Communications
609-664-7308, michael.bachner@prothena.com